                                    EXHIBIT A

                      PRESENTATION TO PROSPECTIVE ACQUIRERS

                                [ISIS LOGO]

                          ISIS CAPITAL MANAGEMENT, LLC


                          ISIS CAPITAL MANAGEMENT, LLC
                             PRESENTATION REGARDING
                             CONCERTO SOFTWARE, INC.

ISIS CAPITAL MANAGEMENT, LLC ("ISIS") DOES NOT REPRESENT CONCERTO SOFTWARE, INC. ("CONCERTO" OR THE "COMPANY") AND THE INFORMATION CONTAINED HEREIN HAS BEEN PREPARED BY ISIS SOLELY FOR INFORMATIONAL PURPOSES. CONCERTO HAS NOT AUTHORIZED THIS DOCUMENT OR ITS CONTENTS.

THE INFORMATION CONTAINED HEREIN DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES OF CONCERTO BY ANY PERSON IN ANY JURISDICTION, WHETHER OR NOT IT IS LAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION.

ISIS HAS FILED A SCHEDULE 13D WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") REGARDING CONCERTO ON DECEMBER 15, 2003 (AS THE SAME MAY BE AMENDED, SUPPLEMENTED, OR MODIFIED FROM TIME TO TIME, THE "SCHEDULE 13D"). PLEASE SEE THE
SCHEDULE 13D FOR ADDITIONAL INFORMATION.

INTERESTED PARTIES SHOULD MAKE THEIR OWN EVALUATION OF CONCERTO AND THE INFORMATION CONTAINED HEREIN. THIS PRESENTATION DOES NOT PURPORT TO CONTAIN ALL OF THE INFORMATION THAT AN INTERESTED PARTY MAY REQUIRE IN CONNECTION WITH AN EVALUATION. IN ALL CASES, INTERESTED PARTIES SHOULD CONDUCT THEIR OWN INVESTIGATION AND ANALYSIS OF THE COMPANY, ITS ASSETS, FINANCIAL CONDITION AND PROSPECTS AND OF THE INFORMATION SET FORTH IN THIS PRESENTATION.

SOME OF THE INFORMATION INCLUDED IN THIS PRESENTATION CONTAINS FORWARD-LOOKING STATEMENTS MADE BY ISIS. THESE FORWARD-LOOKING STATEMENTS USE TERMS SUCH AS "BELIEVE", "SHOULD" OR SIMILAR WORDS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ASSUMPTIONS THAT ISIS BELIEVES ARE REASONABLE, BUT ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ISIS AND THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT SUCH FORWARD-LOOKING STATEMENTS WILL BE REALIZED. THE FORWARD-LOOKING STATEMENTS AND ACTUAL RESULTS LIKELY WILL VARY, AND THOSE

ISIS Capital Management, LLC                                         [ISIS LOGO]

VARIATIONS MAY BE MATERIAL. ISIS WILL NOT UPDATE THESE FORWARD-LOOKING-
STATEMENTS.

NEITHER THE RECEIPT OF THIS PRESENTATION BY ANY PERSON NOR ANY INFORMATION CONTAINED HEREIN OR SUPPLIED HEREWITH OR SUBSEQUENTLY COMMUNICATED TO ANY PERSON IN CONNECTION WITH A PROPOSED TRANSACTION WITH THE COMPANY IS OR IS TO BE TAKEN AS CONSTITUTING THE GIVING OF INVESTMENT ADVICE BY ISIS OR THE GIVING OF LEGAL, BUSINESS OR TAX ADVICE TO ANY SUCH PERSON. EACH SUCH PERSON OR PERSONS SHOULD MAKE AN INDEPENDENT ASSESSMENT OF THE MERITS OF PURSUING A TRANSACTION INVOLVING THE COMPANY AND SHOULD CONSULT SUCH PERSON'S OWN PROFESSIONAL ADVISORS.

INFORMATION REGARDING THE COMPANY'S HISTORICAL FINANCIAL RESULTS HAS BEEN PREPARED FROM INFORMATION DISCLOSED BY THE COMPANY IN ITS ANNUAL AND QUARTERLY FINANCIAL REPORTS AND OTHER FILINGS WITH THE SEC PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THIS PRESENTATION INCLUDES CERTAIN STATEMENTS, ESTIMATES AND PROJECTIONS PROVIDED BY THE COMPANY WITH RESPECT TO THE ANTICIPATED FUTURE PERFORMANCE OF THE COMPANY AND OTHER FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE EXCHANGE ACT INCLUDING WITHOUT LIMITATION CERTAIN FINANCIAL PROJECTIONS DISCLOSED BY THE COMPANY AND SET FORTH IN THIS PRESENTATION. SUCH STATEMENTS, ESTIMATES AND PROJECTIONS REFLECT VARIOUS ASSUMPTIONS BY THE COMPANY CONCERNING ANTICIPATED RESULTS AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS, ESTIMATES AND PROJECTIONS WILL BE REALIZED. THE FORECAST AND ACTUAL RESULTS WILL LIKELY VARY, AND THOSE VARIATIONS MAY BE MATERIAL. ISIS MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH STATEMENTS, ESTIMATES AND PROJECTIONS OR THAT ANY FORECASTS WILL BE ACHIEVED. ISIS ACCEPTS NO RESPONSIBILITY FOR THE FINANCIAL INFORMATION OR PROJECTIONS OF THE COMPANY CONTAINED IN THIS PRESENTATION. THE DELIVERY OF THIS PRESENTATION SHALL NOT UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR, IF EARLIER, THE DATE THAT THE INFORMATION WAS DISCLOSED BY THE COMPANY IN ITS FILINGS WITH THE SEC.

ISIS RESERVES THE RIGHT TO NEGOTIATE WITH ONE OR MORE POTENTIAL PARTIES AT ANY TIME AND TO ENTER INTO A DEFINITIVE AGREEMENT FOR A TRANSACTION INVOLVING ISIS OR SUCH POTENTIAL PARTY AND THE COMPANY WITHOUT PRIOR NOTICE TO YOU OR TO OTHER POTENTIAL PARTIES. ISIS MAY FROM TIME TO TIME ASSIST POTENTIAL INVESTORS OR OTHER INTERESTED PARTIES WITH FINANCING MATTERS WHICH MAY, IN SOME CASES, BE RELATED TO THE TRANSACTION CONTEMPLATED HEREIN.


                                       2
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

All inquiries and requests for further information should be directed to one of the following:

                          ISIS CAPITAL MANAGEMENT, LLC
                         1465 Post Road East, 2nd Floor
                               Westport, CT 06880
                             Telephone: 203.259.7387
                                Fax: 203.259.7854

Ron Bienvenu                Richard Rofe             Ernest (JR) Mysogland
Managing Partner          Managing Partner              Managing Partner
ron@ISISllc.com         richard@ISISllc.com              jr@ISISllc.com


                                       3
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

Table of Contents


EXECUTIVE SUMMARY.........................................      5

CONCERTO CORPORATE OVERVIEW...............................      6

CONCERTO HISTORICAL FINANCIAL STATEMENTS.................       13

           BALANCE SHEET.................................       13

           INCOME STATEMENT..............................       14


ABOUT ISIS CAPITAL MANAGEMENT............................       15


                                       4
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

Executive Summary

ISIS Capital Management, LLC ("we" "our" "ISIS") believes that Concerto Software, Inc. ("Concerto" or the "Company") represents a valuable acquisition candidate for a number of reasons. It is important to note that ISIS DOES NOT REPRESENT CONCERTO OR ITS MANAGEMENT AND IS ACTING SOLELY AS A SHAREHOLDER ATTEMPTING TO MAXIMIZE THE VALUE OF ITS INVESTMENT.

- Concerto has an award winning product portfolio and an expanding customer base.

- The Company has increased revenue and become cash flow positive during one of the toughest technology markets in history.

- Year-to-date, Concerto has performed well, as evidenced by management's decision to raise fiscal year 2003 revenue and EPS guidance in the second quarter of 2003 to $106 million, and $0.25 per share, respectively, from the previous estimates of $105 million and $0.19 per share.

- We believe Concerto, if acquired by a strategic partner, could generate 25% EBITDA margins within the next two years, which would imply $27 million of EBITDA in 2005 given our conservative revenue growth assumptions.

- The Company's management has agreed to sell the Company for $12.00 per share in cash to a privately-held firm, pending (among other things) shareholder approval. Given management's commitment to sell the Company and their response to the ISIS 13D filings, we believe management will consider all competitive bids for the Company, thus potentially reducing transaction costs and completion risk.

- The deal currently proposed to shareholders has a relatively low breakup fee of $3.2 million, or 2.5% of the transaction value.

- We believe the Company at $12.00 per share is significantly undervalued and that there is meaningful shareholder support for alternatives to the current deal, possibly including support for a superior cash and stock deal from the right strategic acquirer.

We encourage prospective purchasers to review this compelling opportunity, as we believe Concerto can offer significant value in a strategic combination.


                                       5
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]


ASSUMPTIONS

      REVENUE GROWTH:

- We assume Concerto could grow revenue from $106.0 million in 2003 to $115.5 million in 2005 (a CAGR of 4.4%). These assumptions are below the Company's own projections, as stated in their revised preliminary proxy solicitation filed with the SEC on December 19, 2003, of growing revenue from $107.8 million in 2003 to $124.5 million in 2005.

- We believe our 4.4% compounded annual growth rate assumption for 2004 and 2005 is conservative for two reasons:

      - Based on the Company's demonstrated ability to grow revenue in the period from 2001 through 2003 - one of the toughest technology markets in history - when Concerto grew revenue from approximately $95 million in 2001 to a projected $107 million in 2003.

      - Based on industry expert and analyst projections for continued growth of the CIM and call center infrastructure market in general. In the initiation of coverage report on Concerto dated June 17, 2003, Gideon Kory, a Roth Capital Partners Analyst, wrote, "The total market for contact center infrastructure is projected to increase at a double - digit compounded annual growth rate."

      COST REDUCTION MEASURES:

      - Based on our revenue growth assumptions we believe Concerto, if acquired by a strategic partner, could generate 25% EBITDA margins within the next two years, implying approximately $27 million of EBITDA in 2005. This compares with the Company's own estimates of EBITDA growing to $16.3 million in 2005 (assuming continued stand alone operations as a public company).

      - The key driver for the assumed increase in EBITDA would be efficiencies that we believe can be achieved by a strategic acquirer.

      - Additionally, we believe R&D expense could be reduced from the trailing twelve-month run-rate of $16.1 million. In addition to expected synergies from a strategic acquisition, the development of the core EnsemblePro product line is largely complete and we assume the need to support the remaining product lines should diminish as existing customers continue to switch to EnsemblePro.

      - We also believe that SG&A expense could be reduced from the trailing twelve-month run-rate of $44.0 million. The SG&A cost reduction could be achieved by a strategic acquirer through the elimination of sales and marketing redundancies as well as the elimination of expenses related to a stand-alone public company.

      - Should a strategic acquirer be able to achieve combined SG&A and R&D efficiencies and cost reductions of $12.5 million, we believe our $27 million EBITDA target is achievable.


                                       6
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

CONCLUSION

Concerto has demonstrated the ability to grow and produce positive cash flows in one of the toughest technology markets in history. We strongly believe that the Company's award winning products, top-notch customer base and dedicated employees make it an ideal acquisition candidate for a strategic acquirer. We believe under the right circumstances the assets of the Company could produce $100+ million in annual revenue and $25+ million in EBITDA for a strategic acquirer.

We encourage you to take a close look at the Company.

                                       7
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

CONCERTO CORPORATE OVERVIEW

DESCRIPTION             Concerto provides contact center solutions that help
                        companies more effectively manage customer interactions via voice, e-mail, the Web and facsimile. The Company's solutions are used by more than 1,200 companies worldwide, including financial services institutions, telecommunications firms, utilities and retailers, to improve communication with customers, reduce operating costs and deliver customer service. The Company focuses on customer interaction management solutions to help companies attract, retain and grow valuable customer relationships.

HEADQUARTERS           Westford, MA

FOUNDED                1981

EMPLOYEES              464 full-time employees

INDUSTRIES SERVED      Financial
                       Telecom
                       Service Bureaus
                       Utilities
                       Travel
                       Retailers

PATENTS                56 Worldwide


                                       8
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

OWNERSHIP         Concerto is publicly traded on the NASDAQ. In addition to the
                  ISIS Group, the table below lists the publicly reported shareholder, executive and director ownership in the Company.

                                                                                   % OF
                                                                    NUMBER     OUTSTANDING
NAME                                                              OF SHARES    COMMON STOCK
----                                                              ---------    ------------
ISIS GROUP(1)                                                      898,250       8.04%
ALPHONSE M. LUCCHESE                                               682,806       5.83%
R. SCOTT ASEN                                                      525,091       4.70%
JAMES D. FOY                                                       319,375       2.79%
MARK DONOVAN                                                       141,124       1.25%
MICHAEL J. PROVENZANO, III                                          84,062         **
ALEXANDER TELLEZ                                                    52,125         **
RALPH S. BRESLAUER                                                  49,500         **
PETER GYENES                                                        48,750         **
KRISTINA LENGYEL                                                    10,000         **
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9 PERSONS)      1,912,833      15.44%

NOTES:

UNLESS NOTED BELOW, FIGURES ARE AS OF SEPTEMBER 30, 2003, AND ARE BASED ON CONCERTO'S PUBLIC SEC FILINGS.

** LESS THAN 1.0%.

1) SHARES OWNED AS OF DECEMBER 15, 2003 BY ISIS AND THE OTHER SHAREHOLDERS COMPRISING THE ISIS GROUP AS IDENTIFIED IN THE SCHEDULE 13D.



                                       9
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]


PRODUCTS    The Company has four major product lines:

            ENSEMBLEPRO integrates a superset of the most popular functionality from all of the Company's products together in a single unified solution. Designed to incorporate the broad multimedia functionality required by today's contact centers - including ACD, predictive dialing, IVR, email, web chat and collaboration, universal queuing, recording and reporting - EnsemblePro also offers the ability to connect with and add value to existing contact center point solutions. This flagship product was recently named "Product of the year" by CIM magazine for the 2nd year in a row.

            ENSEMBLE is a customer interaction management suite that integrates inbound and outbound calling. Ensemble is a modular platform, allowing companies to deploy the product in stages and increase its functionality as their needs expand. The system is designed to leverage a company's existing investment in telephony and systems infrastructure, while enabling rapid deployment.

            UNISON is an outbound and blended call management solution designed to automate proactive customer contact activities. It manages outbound and blended calling campaigns, and provides tools to increase the number of calls handled and the quality of each customer contact.

            LYRICALL is a browser-based scripting solution designed to harnesses browser technology to deliver robust, platform independent agent screens and scripts. The software links front-line agents with back-office customer information systems, enabling agents to quickly and seamlessly access data to execute successful customer contacts.


                                       10
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

CUSTOMERS   Concerto provides customer interaction management solutions for more than 1200 businesses around the world. The following is a representative list of clients from the Company's website within some of their core vertical industries.

      FINANCIAL                                     SERVICE BUREAUS
   Account Solutions Group (N. America)             B.C. Harris Publishing Co (N. America)
   AmeriCredit Corp. (N. America)                   British Sky Broadcasting Group plc (UK)
   ANZ Bank (Australia)                             CustomerAsset (India)
   Budapest Bank (Hungary)                          GE Capital Corp. (N. America)
   Champion Mortgage (Financial)                    GTL Ltd. (India)
   Discover Financial Services                      HISPACC (N. America)
   Fleet Credit Card Services (N. America)          InktelDirect (N. America)
   GE Capital Bank (Poland)                         ISeva, Inc. (India)
   GreenPoint Credit (N. America)                   iShiva BackOffice Pvt. Ltd. (India)
   Household International, Inc. (N. America)       Istonish, Inc. (N. America)
   Innisfree M&A, Inc. (N. America)                 NCO Group (N. America)
   Morgan Stanley UK Leasing Ltd. (UK)              RCS International (India)
   Premier Bankcard, Inc. (N. America)              Teledirect Pte Ltd.(Asia)
   VW Credit, Inc. (N. America)                     Vertex Data Science Ltd. (UK)
   Wells Fargo Financial, Inc. (N. America)         Zenta Technologies (India)
   Westlake Financial Services (N. America)
   Westpac Card Services (Australia)

   TELECOMMUNICATIONS                               MANUFACTURING

   E-Plus Mobifunk (Germany)                        Hiranandani Software & Systems
   FutureCall LLC (N. America)                      Pte. Ltd. (India)
   GNG Networks (Korea)                             Pitney Bowes, Inc. (N. America)
   PCL Exports (India)

   UTILITIES                                        INSURANCE

   British Gas (UK)                                 Folksam International Insurance
   City Public Services (N. America)                Co., Ltd. (Sweden)
   Entergy Corp. (N. America)                       National Health Insurance Corp.
   Union Gas Ltd. (N. America)                      Phoenix Global Solutions (India)
                                                    Royal & Sun Alliance (UK)

   HEALTHCARE                                       TRAVEL

   American Healthways, Inc. (N. America)           Air Jamaica Vacations (S. America)
                                                    Trendwest Resorts, Inc. (Australia)


                                       11
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]













                                       12
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

\ISIS Capital Management, LLC                                        [ISIS LOGO]

CONCERTO HISTORICAL FINANCIAL STATEMENTS

      BALANCE SHEET(1)


ASSETS                                           2001A  3/31/2002  6/30/2002  9/30/2002    2002A    3/31/2003  6/30/2003  9/30/2003
------                                           -----  ---------  ---------  ---------    -----    ---------  ---------  ---------
CURRENT ASSETS:
  Cash and cash equivalents                     $ 20.1    $ 22.2    $ 23.3     $ 22.2      $ 19.3    $ 16.3      $ 16.7      $ 18.1
  Marketable securities                         $ 47.8    $ 15.4    $ 17.7     $ 15.4      $ 15.8    $ 12.4      $ 10.5      $ 10.8
  Accounts receivable, net                      $ 11.0    $ 16.4    $ 16.6     $ 16.4      $ 17.2    $ 19.1      $ 20.6      $ 20.7
  Prepaid expenses and other current assets     $  5.3    $  6.1    $  5.9     $  6.1      $  5.5    $  4.7      $  4.6      $  4.9
  Deferred tax assets                           $  3.8    $  5.2    $  5.2     $  5.2      $  5.4    $  5.4      $  5.4      $  5.4
  TOTAL CURRENT ASSETS                          $ 88.1    $ 65.3    $ 68.7     $ 65.3      $ 63.2    $ 57.8      $ 57.7      $ 59.9

Property and equipment, net                     $  6.4    $  7.6    $  7.4     $  7.6      $  7.9    $  8.3      $  7.8      $  7.6
Goodwill                                            $-    $ 17.0    $ 17.2     $ 17.0      $ 17.2    $ 17.2      $ 17.2      $ 16.7
Purchased intangible assets, net                    $-    $  5.8    $  6.3     $  5.8      $  5.4    $  4.9      $  4.5      $  4.0
Deferred tax asset                              $  2.4    $  2.4    $  2.4     $  2.4          $-        $-          $-          $-
Other assets                                    $  0.3    $  0.5    $  0.5     $  0.5      $  0.5    $  0.4      $  0.4      $  0.5

TOTAL ASSETS                                    $ 97.2    $ 98.7    $102.4     $ 98.7      $ 94.2    $ 88.6      $ 87.6      $ 88.7

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Accounts payable                              $  5.3    $  7.2    $  7.2     $  7.2      $  7.0    $  7.7      $  6.3      $  6.2
  Current portion of long-term debt                 $-    $  0.6    $  0.8     $  0.6      $  0.6    $  0.5      $  0.4      $  0.2
  Accrued expenses                              $  8.6    $ 12.6    $ 12.7     $ 12.6      $ 14.4    $  9.7      $ 10.5      $ 11.8
  Customer deposits                             $  4.7    $  4.7    $  4.9     $  4.7          $-        $-          $-          $-
  Deferred revenue                              $  8.1    $ 10.6    $ 12.5     $ 10.6      $ 13.4    $ 12.9      $ 13.5      $ 12.2
  TOTAL CURRENT LIABILITIES                     $ 26.7    $ 35.8    $ 38.1     $ 35.8      $ 35.5    $ 30.8      $ 30.6      $ 30.4

Long-term debt                                      $-    $  0.2    $  0.4     $  0.2      $  0.0    $  0.0          $-          $-
Other long-term liabilities                         $-        $-        $-         $-      $  1.1    $  1.0      $  0.9      $  0.9
TOTAL LIABILITIES                               $ 26.7    $ 36.0    $ 38.5     $ 36.0      $ 36.6    $ 31.8      $ 31.6      $ 31.3

Minority interest                                   $-        $-        $-         $-          $-        $-          $-      $  0.4

STOCKHOLDERS' EQUITY:

  Common stock issued                           $  1.5    $  1.5    $  1.5     $  1.5      $  1.5    $  1.5      $  1.5      $  1.5
  Additional paid-in capital                    $ 82.1    $ 82.8    $ 82.9     $ 82.8      $ 82.8    $ 82.7      $ 82.5      $ 82.4
  Acc foreign currency translation adjustments  $ (0.3)   $ (0.5)   $ (0.4)    $ (0.5)     $ (0.6)   $ (0.5)     $ (0.3)     $ (0.4)
  Retained earnings                             $  9.6    $  6.3    $  5.8     $  6.3      $  1.7    $  2.2      $  2.8      $  3.6
                                                $ 92.9    $ 90.1    $ 89.8     $ 90.1      $ 85.4    $ 85.8      $ 86.4      $ 87.0
  Treasury stock                                $(22.4)   $(27.3)   $(25.9)    $(27.3)     $(27.8)   $(29.1)     $(30.4)     $(30.0)

TOTAL STOCKHOLDERS' EQUITY                      $ 70.5    $ 62.7    $ 63.9     $ 62.7      $ 57.6    $ 56.7      $ 56.1      $ 57.0

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY      $ 97.2    $ 98.7    $102.4     $ 98.7      $ 94.2    $ 88.6      $ 87.6      $ 88.7

      1) Excerpted from public filings made by Concerto with the SEC.


                                       13
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

      INCOME STATEMENT 1

                                          2001A    3/31/2002   6/30/2002  9/30/2002  12/31/2002   2002A
                                          -----    ---------   ---------  ---------  ----------   -----
REVENUE:
  Product                                $  43.4    $  10.6     $  11.5    $  12.0    $  12.0    $  46.2
  Services                               $  51.6    $  12.7     $  13.2    $  13.5    $  13.9    $  53.3
TOTAL REVENUE                            $  94.9    $  23.3     $  24.7    $  25.5    $  25.9    $  99.5
COST OF REVENUES:
  Product                                $   7.5    $   2.0     $   2.1    $   2.6    $   2.5    $   9.3
  Services                               $  27.1    $   6.3     $   6.4    $   7.0    $   7.3    $  27.0
TOTAL COST OF REVENUES                   $  34.6    $   8.4     $   8.5    $   9.6    $   9.8    $  36.3
OPERATING EXPENSES:
  Research and development and
  engineering                            $  18.0    $   4.1     $   4.0    $   4.1    $   4.2    $  16.4
  Selling, general, and administrative   $  43.7    $  11.2     $  11.6    $  11.0    $  10.8    $  44.5
  Restructuring & litigation             $   2.6    $   2.0     $    --    $    --    $   4.1    $   6.1
  Merger integration costs               $    --    $   3.1     $    --    $    --    $    --    $   3.1
  Amortization of goodwill and other
  intangibles                            $    --    $   0.4     $   0.4    $   0.4    $   0.4    $   1.7
TOTAL OPERATING EXPENSES                 $  64.3    $  20.8     $  16.0    $  15.5    $  19.5    $  71.8
Income (loss) from operations            $  (4.0)   $  (5.8)    $   0.1    $   0.5    $  (3.4)   $  (8.6)
EBITDA                                   $  (0.1)   $  (4.6)    $   1.9    $   2.2    $  (1.9)   $  (2.5)
Interest expense                         $    --    $  (0.0)    $   0.0    $    --    $   0.1    $   0.1
Other income, net                        $   2.8    $   0.3     $   0.2    $   0.2    $   0.2    $   0.9
Minority interest in (losses) of JV
Income (loss) before provision for
   income taxes                          $  (1.2)   $  (5.5)    $   0.3    $   0.7    $  (3.3)   $  (7.8)
Provision for (benefit from)
   income taxes                          $   0.1    $  (1.4)    $   0.1    $   0.2    $   1.3    $   0.2
NET INCOME (LOSS)                        $  (1.3)   $  (4.1)    $   0.2    $   0.5    $  (4.7)   $  (8.0)
FULLY DILUTED EPS                        $  (0.1)   $  (0.3)    $   0.0    $   0.0    $  (0.4)   $  (0.7)
Diluted shares                            12.049     12.534      12.313     11.942     11.675     12.049


                                        3/31/2003   6/30/2003  9/30/2003
                                        ---------   ---------  ---------
REVENUE:
  Product                                $  11.0     $  11.8    $  12.2
  Services                               $  14.6     $  14.5    $  14.9
TOTAL REVENUE                            $  25.6     $  26.3    $  27.2
COST OF REVENUES:
  Product                                $   2.6     $   2.5    $   2.7
  Services                               $   7.3     $   7.8    $   7.6
TOTAL COST OF REVENUES                   $  10.0     $  10.3    $  10.3
OPERATING EXPENSES:
  Research and development and
  engineering                            $   4.0     $   4.0    $   3.9
  Selling, general, and administrative   $  10.9     $  10.8    $  11.5
  Restructuring & litigation             $    --     $    --    $    --
  Merger integration costs               $    --     $    --    $    --
  Amortization of goodwill and other
  intangibles                            $   0.4     $   0.4    $   0.4
TOTAL OPERATING EXPENSES                 $  15.3     $  15.2    $  15.9
Income (loss) from operations            $   0.3     $   0.7    $   1.0
EBITDA                                   $   1.7     $   2.2    $   2.4
Interest expense                         $  (0.0)    $   0.0    $   0.0
Other income, net                        $   0.3     $   0.2    $   0.0
Minority interest in (losses) of JV                             $  (0.1)
Income (loss) before provision for
   income taxes                          $   0.6     $   0.9    $   1.1
Provision for (benefit from)
   income taxes                          $   0.2     $   0.2    $   0.3
NET INCOME (LOSS)                        $   0.5     $   0.6    $   0.8
FULLY DILUTED EPS                        $   0.0     $   0.1    $   0.1
Diluted shares                            11.617      11.334     11.442

      1) Excerpted from public filings made by Concerto with the SEC.

                                       14
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.

ISIS Capital Management, LLC                                         [ISIS LOGO]

ABOUT ISIS CAPITAL MANAGEMENT

DESCRIPTION             ISIS Capital Management, LLC ("ISIS") is an investment
                        and advisory firm specializing in active investment strategies. Through management of its own fund, ISIS
                        Acquisition Partners, LLC ("IAP"), as well as acting as an advisor for a select group of clients, ISIS specializes in generating meaningful shareholder returns from underperforming investments. ISIS has developed a proprietary valuation and investment model that allows it to identify undervalued companies in the small and mid-cap market and then deploys a sophisticated shareholder activist approach to maximize shareholder value. In the past three years, the ISIS management team has helped orchestrate more than 30 mergers and acquisitions of companies with aggregate revenues totaling over $1 billion.

INVESTMENT              Using the ISIS model, IAP builds significant positions
PHILOSOPHY              in a select portfolio of publicly traded companies
                        primarily in the information technology markets. Through
                        IAP, ISIS seeks to realize superior investment returns by pursuing an activist approach to its portfolio investments.

                        Unlike many investment funds, IAP makes highly selected investments in a relatively small number of companies, and then actively seeks to engage the management of those companies to confront the true economics of the marketplace and to implement a strategic plan for increasing shareholder value.

                        ISIS attempts to work with the company in a friendly manner for the benefit of all shareholders, but is not opposed to taking a more aggressive approach, including initiating proxy contests for board representation, or participating in a bid to acquire the company. ISIS has established investment relationships with a number of globally recognized financial resources that have invested in past take-private efforts initiated by ISIS principals.

HEADQUARTERS            Westport, Connecticut


                                       15
ISIS Capital Management, LLC does not represent Concerto Software, Inc. and this document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of Concerto. Concerto has not authorized this document or its contents.